Exhibit 99.1

Alliance Entertainment Announces New 5-Year $120 Million Credit Facility with Bank of America

New agreement replaces prior ABL facility, cutting borrowing costs by up to 250 basis points

PLANTATION, Fla., October 2, 2025 (GLOBE NEWSWIRE) — Alliance Entertainment Holding Corporation (Nasdaq: AENT), a premier distributor and omnichannel fulfillment partner to the entertainment and pop culture collectibles industry, supplying more than 340,000 unique SKUs across music, video, video games, licensed merchandise, and exclusive collectibles to over 35,000 retail and e-commerce storefronts, today announced the closing of a new $120 million senior secured revolving credit facility with Bank of America. The five-year facility replaces Alliance’s previous asset-based lending (ABL) facility and will provide Alliance with enhanced financial flexibility to support its operations, growth initiatives, and working capital needs.

Key Terms:

●	Facility Size: $120 million senior secured revolving credit facility

●	Term: Five years

●	Interest Rate: SOFR plus 150 basis points through March 2026, and thereafter at SOFR plus 162.5 basis points

●	Loan Balance: $68.5 million at closing (October 1, 2025), with total undrawn availability at $51.5 million

Borrowings under the facility are subject to customary fees and covenants. Additional details will be included in a Current Report on Form 8-K, available on the SEC’s website and Alliance’s investor relations page.

“This new facility with Bank of America strengthens our balance sheet and provides the flexibility to continue executing our strategy,” commented Bruce Ogilvie, Executive Chairman of Alliance Entertainment. “Alliance has built category leadership in physical media and collectibles by focusing on scale, exclusive content, and operational efficiency. This new agreement supports that momentum and positions us for the next phase of disciplined, profitable growth.”

Amanda Gnecco, Chief Financial Officer of Alliance Entertainment, stated, “We believe this agreement reflects Bank of America’s confidence in our model and the progress we’ve made improving margins. With this facility in place, we have the liquidity to continue advancing our long-term growth initiatives while maintaining the capital discipline that has driven our recent performance.”

“I want to thank White Oak Commercial Finance, our previous credit facility provider, for being a strong partner over the past 21 months. Their support helped us execute our strategy and fortify our foundation for continued success,” added Jeff Walker, Chief Executive Officer of Alliance Entertainment.

About Alliance Entertainment

Alliance Entertainment (NASDAQ: AENT) is a premier distributor and fulfillment partner for the entertainment and pop culture collectibles industry. With more than 340,000 unique in-stock SKUs — including over 57,300 exclusive titles across compact discs, vinyl LPs, DVDs, Blu-rays, and video games — Alliance offers the largest selection of physical media in the market. Our vast catalog also includes licensed merchandise, toys, retro gaming products, and collectibles, serving over 35,000 retail locations and powering e-commerce fulfillment for leading retailers. The company’s growing collectibles portfolio includes Handmade by Robots™, a stylized vinyl figure line featuring licensed characters from leading entertainment franchises. Leveraging decades of operational expertise, exclusive licensing partnerships, and a capital-light, scalable infrastructure, Alliance is a trusted partner to the world’s top entertainment brands and retailers. Our omnichannel platform connects collectors and fans to the products, franchises, and experiences they love — across formats and generations. For more information, visit www.aent.com.

Forward Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether identified in this Press Release, and on the current expectations of Alliance’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Alliance. These forward-looking statements are subject to a number of risks and uncertainties, including risks relating to the anticipated growth rates and market opportunities; changes in applicable laws or regulations; the ability of Alliance to execute its business model, including market acceptance of its systems and related services; Alliance’s reliance on a concentration of suppliers for its products and services; increases in Alliance’s costs, disruption of supply, or shortage of products and materials; Alliance’s dependence on a concentration of customers, and failure to add new customers or expand sales to Alliance’s existing customers; increased Alliance inventory and risk of obsolescence; Alliance’s significant amount of indebtedness; our ability to refinance our existing indebtedness; our ability to continue as a going concern absent access to sources of liquidity; risks that a breach of the revolving credit facility could result in the lender declaring a default and that the full outstanding amount under the revolving credit facility could be immediately due in full, which would have severe adverse consequences for the Company; known or future litigation and regulatory enforcement risks, including the diversion of time and attention and the additional costs and demands on Alliance’s resources; Alliance’s business being adversely affected by increased inflation, uncertainty regarding tariffs, higher interest rates and other adverse economic, business, and/or competitive factors; geopolitical risk and changes in applicable laws or regulations; as well as our financial condition and results of operations; substantial regulations, which are evolving, and unfavorable changes or failure by Alliance to comply with these regulations; product liability claims, which could harm Alliance’s financial condition and liquidity if Alliance is not able to successfully defend or insure against such claims; availability of additional capital to support business growth; and the inability of Alliance to develop and maintain effective internal controls.

For investor inquiries, please contact:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

AENT@redchip.com